Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-102919 and 333-193608) on Form S-8 of Nobility Homes, Inc., of our report dated January 26, 2018, relating to our audits of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Nobility Homes, Inc., for the years ended November 4, 2017 and November 5, 2016.

/s/ WithumSmith+Brown, PC
Orlando, Florida
January 26, 2018